Contacts:
         FOR FLEET:

         Media:      James E. Mahoney
                     Fleet Financial Group
                     617/346-5472

         Investor:   Thomas R. Rice
                     Fleet Financial Group
                     617/346-0148

         FOR QUICK & REILLY:

                     Charles G. Salmans
                     Corporate Communications-Investor Relations
                     212-747-6885
                     e-mail:  csalmans@quick-reilly.com


                                            For Immediate Release



                 FLEET FINANCIAL GROUP TO ACQUIRE QUICK & REILLY


         NEW YORK, September 17, 1997 -- Fleet Financial Group

         (NYSE:FLT) and The Quick & Reilly Group, Inc. (NYSE:BQR) an-

         nounced today that they have entered into a definitive agree-

         ment under which Fleet will acquire Quick & Reilly in a stock-

         for-stock transaction, bringing together Fleet's fast-growing financial services arm with the nation's third largest discount brokerage firm.  Based on Fleet's closing price on Tuesday,

         September 16, the value of the transaction is approximately

         $1.6 billion.


         The top six members of Quick & Reilly's senior management team will remain in place and have all signed five-year employment contracts.  Quick & Reilly will be run as an independent opera-

         tion within Fleet's Investment Management Services division,

         reporting to Fleet Vice Chairman Gunnar Overstrom.  A represen-

         tative of Quick & Reilly will join Fleet's Board.

         "By joining forces with one of the preeminent brands and con-

         sumer franchises in the securities business we are creating a national distribution platform for Fleet investment products as well as furthering our long-standing goal of providing a much broader set of financial solutions to our banking customers,"

         said Terrence Murray, Fleet's chairman and chief executive officer.  "We intend to maintain the Quick & Reilly name and position them as our primary delivery system for consumer in-

         vestment and securities products.  We will continue to operate the company's 117 investor centers while adding Quick & Reilly representatives to Fleet's branch network of six million cus-

         tomers and offering Fleet investment advisors at Quick & Reilly locations.


         "Quick & Reilly is a unique and highly profitable financial services firm, with four strong, vertically integrated units --

         discount brokerage, including securities trading over the

         Internet; correspondent clearing; NYSE specialist business; and

         NASDAQ market making -- and together they complement and en-

         hance our existing portfolio of investment products," Mr.

         Murray said.


         Mr. Overstrom said, "This transaction is a natural next step after our recently announced acquisition of Columbia Management

         Company.  Columbia significantly increases our assets under management and provides us with another strong family of mutual funds.  Quick & Reilly provides us with a tremendous distribu-

         tion platform.  With both, we are well on our way toward our objective of significantly building our investment services capabilities through acquisitions and internal growth of pro-

         prietary investment products for the benefit of Fleet share-

         holders, customers, and employees."


         Leslie C. Quick, Jr., chairman and chief executive officer of

         Quick & Reilly, said, "We are delighted to have the opportunity to move into our next stage of growth as a customer-driven financial services enterprise as a member of the Fleet family.

         After 23 years of record revenues, earnings, and return on shareholders' equity we are extremely pleased with what we have accomplished as a public company.  Now we will build on that success and move into new areas with access to Fleet's money management operations, private banking and trust services, and substantially larger
         capital base that will enable us to invest

         in new technology and institutional relationships.  We also look forward to cross-selling Fleet mortgages and credit cards over the long-term.  We are delighted to have this growth op-

         portunity with a partner and at a price that serves our share-

         holders, customers, and employees exceedingly well."


         Under the terms of the agreement, Quick & Reilly shareholders will receive a fixed exchange ratio of 0.578 shares of Fleet common stock for each share of Quick & Reilly.  Based on the price of Fleet's stock at the close of the market an Tuesday,

         September 16, the transaction is valued at approximately $40.89 per Quick & Reilly share.


         "The transaction will be accounted for as a pooling-of-inter-

         ests and is expected to be accretive within a year," said

         Eugene M. McQuade, Fleet Vice Chairman and Chief Financial

         Officer.


         The agreement is subject to customary closing conditions and regulatory approval, including the approval of Quick & Reilly shareholders.  The Quick family owns about 40 percent of the firm's stock directly or through trusts, and family members have agreed to vote in favor of the transaction.  Subsequent to the transaction, Quick family members will own about four per-

         cent of the Fleet shares outstanding.  The transaction is

         expected to close in the first quarter of next year.


         Fleet is an $83 billion diversified financial services company listed on the New York Stock Exchange.  Fleet's lines of busi-

         ness include commercial and consumer banking, mortgage banking,

         consumer finance, corporate finance, and investment services.

         With $52 billion of assets under management, Fleet has been a leading provider of services to not-for-profit organizations and endowments nationwide through its Fleet Investment Advisors unit.


         The Quick & Reilly Group, Inc. is the corporate parent of Quick

         & Reilly, Inc., which was the first New York Stock Exchange member firm to offer discounted commissions to individuals; U.S. Clearing Corp., which provides clearing and execution services to 340 brokerage and banking firms; JJC

         Specialist Corp., the second largest specialist on the floor of the New York Stock Exchange, which makes markets in stocks and securities for 230 companies listed on the NYSE; and Nash,

         Weiss & Co., a leading NASDAQ market-maker, which makes markets in some 2,500 over the counter stocks.


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